Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-273745

November 13, 2024

GILEAD SCIENCES, INC.

PRICING TERM SHEET

4.80% SENIOR NOTES DUE 2029
5.10% SENIOR NOTES DUE 2035

5.50% SENIOR NOTES DUE 2054

5.60% SENIOR NOTES DUE 2064

Issuer:	Gilead Sciences, Inc. (the “Company”)
Title of Security:	4.80% Senior Notes due 2029 (the “2029 Notes”) 5.10% Senior Notes due 2035 (the “2035 Notes”) 5.50% Senior Notes due 2054 (the “2054 Notes”) 5.60% Senior Notes due 2064 (the “2064 Notes”)
Principal Amount:	2029 Notes: $750,000,000 2035 Notes: $1,000,000,000 2054 Notes: $1,000,000,000 2064 Notes: $750,000,000
Trade Date:	November 13, 2024
Settlement Date:

November 20, 2024 (T+5)

It is expected that delivery of the notes will be made against payment therefor on or about November 20, 2024, which is the fifth business day following the date of the pricing of the notes (T+5). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on or after the date of pricing but prior to the closing date may be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Maturity Date:	2029 Notes: November 15, 2029 2035 Notes: June 15, 2035 2054 Notes: November 15, 2054 2064 Notes: November 15, 2064
Price to Public:	2029 Notes: 99.988% of the principal amount 2035 Notes: 99.599% of the principal amount 2054 Notes: 99.709% of the principal amount 2064 Notes: 99.290% of the principal amount

Yield to Maturity:	2029 Notes: 4.803% 2035 Notes: 5.149% 2054 Notes: 5.520% 2064 Notes: 5.649%
Spread to Benchmark Treasury:	2029 Notes: 50 basis points 2035 Notes: 70 basis points 2054 Notes: 87.5 basis points 2064 Notes: 100 basis points
Benchmark Treasury:	2029 Notes: 4.125% due October 31, 2029 2035 Notes: 4.250% due November 15, 2034 2054 Notes: 4.250% due August 15, 2054 2064 Notes: 4.250% due August 15, 2054

Benchmark Treasury Price / Yield:	2029 Notes: 99-06 ¾ / 4.303% 2035 Notes: 98-13 / 4.449% 2054 Notes: 93-21 / 4.645% 2064 Notes: 93-21 / 4.645%
Interest Payment Dates:

2029 Notes: May 15 and November 15, commencing May 15, 2025

2035 Notes: June 15 and December 15, commencing June 15, 2025

2054 Notes: May 15 and November 15, commencing May 15, 2025

2064 Notes: May 15 and November 15, commencing May 15, 2025

Optional Redemption:
Make-Whole Call:

2029 Notes: T+10 basis points, prior to October 15, 2029 (assuming the notes called for redemption matured on October 15, 2029)

2035 Notes: T+15 basis points, prior to March 15, 2035 (assuming the notes called for redemption matured on March 15, 2035)

2054 Notes: T+15 basis points, prior to May 15, 2054 (assuming the notes called for redemption matured on May 15, 2054)

2064 Notes: T+15 basis points, prior to May 15, 2064 (assuming the notes called for redemption matured on May 15, 2064)

Par Call:	2029 Notes: At 100%, on or after October 15, 2029 2035 Notes: At 100%, on or after March 15, 2035 2054 Notes: At 100%, on or after May 15, 2054 2064 Notes: At 100%, on or after May 15, 2064

CUSIP / ISIN:	2029 Notes: 375558 CB7 / US375558CB72 2035 Notes: 375558 CC5 / US375558CC55 2054 Notes: 375558 CD3 / US375558CD39 2064 Notes: 375558 CE1 / US375558CE12
Day Count Convention:	360-day year consisting of twelve 30-day months
Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SG Americas Securities, LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:	Blaylock Van, LLC Siebert Williams Shank & Co., LLC
Junior Co-Managers:	American Veterans Group, PBC Independence Point Securities LLC Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

*      *      *

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or calling BofA Securities, Inc. toll free at 1-800-294-1322.

This pricing term sheet supplements the Preliminary Prospectus Supplement filed by Gilead Sciences, Inc. on November 13, 2024 relating to its Prospectus dated August 4, 2023.